DATA TRANSFER AGREEMENT

THIS DATA TRANSFER AGREEMENT (the "Agreement") is made between CNS Protein Therapeutics, Inc. ("CNS-PT"), a Delaware corporation and Professor Mart Saarma (“Prof. Saarma") effective as of June 2, 2009 (the "Effective Date").

Recitals

WHEREAS, Prof. Saarma has already provided certain data to Dr. John Commissiong, CSO of CNS-PT listed in Exhibit A hereto (collectively, the "Prior Data");

WHEREAS, CNS-PT would like to have access to certain rodent data listed in Exhibit B hereto (collectively, the Jl6-0HDA Data");

WHEREAS, CNS-PT is writing grants and seeking to close a financing round;

WHEREAS, Prof. Saarma is willing to allow CNS to use the 6-0HDA Data and Prior Data for the purposes of submitting grants and closing a financing round in exchange for a consideration;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Agreement

1.            Data Transfer. Prof. Saarma hereby agrees to transfer the 6-OHDA Data to CNS-PT. CNS PT will be allowed to use and disclose the 6-0HDA Data for the purposes of submitting grants and obtaining financing. For sake of clarity, no rights or ownership of any part of prior data or 6OHDA data is transferred with this agreement. Prior to payment of the consideration, CNS-PT is allowed to use and disclose the data to investors and in grant applications.

2.            Consideration. In exchange for Prof. Saarma's transmission of Data, CNS-PT shall pay to Prof. Saarma, $100,000 subject to certain restrictions described herein (the "Consideration"):

a. CNS-PT will pay Prof. Saarma the sum of $50,000 USD in consideration for transfer of the Prior Data upon closing of an equity financing with aggregate gross proceeds in excess of $1,000,000 USD

    b. CNS-PT will pay Prof. Saarma the sum of $50,000 USD in consideration for the transfer of the 6-0HDA Data upon closing of an equity financing with aggregate gross proceeds in excess of $2,000,000 USD at which time CNS-PT will have completed its financial responsibility to Prof. Saarma. Upon payment of the Consideration described in sections 2a and 2b of this Agreement, eNS PT shall be allowed to use the 6-0HDA Data for any purposes, except under no circumstances is CNS-PT authorized to publish these data in any format without assigning ownership to Prof Saarma.

RESTRICTIONS: Until payment of the full Consideration of $50,000 plus $50,000, CNS-PT is authorized to show the 6-OHDA and Prior Data-to investors, or to submit these data in support of grants} as long as Prof. Saarma and Prof. Raimo Tuominen are credited with the work. Under no circumstances is CNS authorized to publish these data without specific written permission from Prof. Saarma.

3.           Representation and Warranties; Prof. Saarma he-re-by represents and warrants to CNS-PT as follows:

a.  Authority. Prof. Saarma has the right} power and authority to enter into this Agreement

b.  No Violations or Conflicts. Prof. Saarma has the legal authority to transfer the Data

4.           Further Assurances of CNS-PT. After the Effective Date} CNS-PT will, as soon as possible after the first, second, third and fourth quarters of the calendar year, furnish Prof. Saarma with a written report of the aggregate gross proceeds received as of the end of such quarter from all forms of equity and debt financing instruments.

5.           Confidentiality. Upon execution of this Agreement, all information relating to this Agreement will be deemed confidential. CNS-PT and Prof. Saarma agree not to disclose any information related to this transaction to any third parties.

6.           Miscellaneous. This Agreement will inure to the benefit of and bind CNS-PT and Prof. Saarma and their successors) assigns, heirs and legal representatives. This Agreement will be governed by the laws of the State of California without giving effect to that jurisdiction's choice of law principles. The parties agree that (i) the courts of the State of California and United States federal courts sitting in the State of California will have exclusive jurisdiction over any disputes arising under this Agreement, and (ii) they will submit to the jurisdiction of such courts. This Agreement is the complete, entire, final and exclusive statement of the terms and conditions of the agreement between the parties. This Agreement supersedes, and the terms of this Agreement govern, any prior or collateral agreements or letters of intent between the parties with respect to ~he subject matter hereof. This Agreement may not be modified except in a writing executed by duly authorized representatives of the parties. This Agreement may be executed in two or more counterparts, each of which shall be deemed as original, but all of which together shall constitute one and the same instruments.

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IN WITNESS THEREOF1 CNS-PT and Prof. Saarma have executed this Agreement as of the date first written above.

“CNS-PT”	“Prof. Saarma”

CNS PROTEIN THERAPEUTICS, INC	PROFESSOR MART SAARMA
A Delaware Corporation

By: /s/ John Commissiong	By: /s/ Mart Saarma
John Commissiong	Dr. Mart Saarma

EXHIBIT A

PRIOR DATA shall mean:

       1.    Drosophila MANF KO data
2.           MANF quantitative RT-PCR expression data in adult mouse brain: 10 regions

3.           Preliminary 6-OHDA MANF neuroprotective data in rodents

4.           MANF upregulation data in hippocampus and cerebellum in response to kindling

EXHIBIT B

6-OHDA DATA shall mean in vivo data on the effect of MANF in rat 6-0HDA modet consisting of the following slides:

1. The outline of the in vivo neuroprotection experiments

2. Behavioral data= amphetamine induced rotational assay

3. TH positive cell counts

4. The outline of the in vivo neurorestorative experiments

5. Behavioral data

6. TH positive cell counts